NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2017  Third Quarter Results

FITCHBURG, MA, November 13, 2017 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its third quarter ended September 30, 2017.

The Company reported an increase in net sales of 4.1 percent in the third quarter of 2017 as compared to the same period in the prior year.  The increase in net sales in the third quarter was from net sales of sensors partly offset by decreased net sales of tooling, thermoplastic injection molded products, as well as net sales of orthopedic implant components and instruments.

Third Quarter 2017 Review

$ In thousands	Q3 2017	Q3 2016	$ Change	% Change
Net sales	$4,908	$4,713	$195	4.1%
Gross profit	$692	$811	$(119)	-14.7%
Gross margin	14.1%	17.2%
Net loss	$(181)	$(69)	$(112)
Diluted loss per share	$(0.06)	$(0.02)	$(0.04)

Gross profit decreased in the third quarter of 2017 as compared with the same period in the prior year.  The decrease in gross profit was primarily from orthopedic implant components and instruments as well as thermoplastic injection molding due primarily to customer and product mix.  Gross profit from sensors increased slightly due to increased volume but decreased as a percentage of sales.

“Adjusted EBITDA(1) in the third quarter of 2017 was $416 thousand, a $426 thousand improvement over the second quarter of 2017 and $168 thousand better than the first quarter of 2017.  These improvements were the result of productivity enhancements and other cost savings measures which were implemented in the second quarter of 2017,” commented Salvatore Emma Jr., the Company’s President and CEO.

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from continuing operations to Adjusted EBITDA.

First Nine Months 2017 Review

$ In thousands	YTD 2017	YTD 2016	$ Change	% Change
Net sales	$15,564	$14,825	$739	5.0%
Gross profit	$1,727	$2,441	$(714)	(29.3%)
Gross margin	11.1%	16.5%
Net loss	$(991)	$(391)	$(600)
Diluted loss per share	$(0.35)	$(0.14)	$(0.21)

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Micron Solutions, Inc. Reports 2017 Third Quarter Results

November 13, 2017

The increase in net sales for the nine months ended 2017, compared with the same prior year period was from net sales of sensors and thermoplastic injection molding.  The increase was partly offset by decreased net sales of orthopedic implant components and instruments.

The decrease in gross profit was primarily from orthopedic implant components and instruments as well as thermoplastic injection molding due primarily to customer and product mix.  Gross profit from sensors increased slightly due to increased volume but decreased as a percentage of sales.

Adjusted EBITDA(1) for the nine months ended September 30, 2017 was $559 thousand compared with $988 thousand for the same period in 2016.

On September 29, 2017, the Company and the bank entered into a forbearance agreement due to a non-compliance with a covenant at June 30, 2017.  The Company is in compliance with the covenant at September 30, 2017.  Under the agreement the bank agreed to extend the credit facility to March 31, 2018, subject to certain conditions.  The Company is working to complete a new credit facility.

Recent Accomplishments:

•	The Company delivered its first orders of projectiles to Security Devices International, for use by the Royal Canadian Mounted Police.
•

The Company has produced a working prototype in partnership with a customer and design firm for a unique less-lethal delivery platform powered by air.  The Company believes this ground-breaking new technology for military, law enforcement and corrections has an excellent potential as a consumer-based less-lethal home defense product.

•	The Company has completed and shipped the first orders of new wrist fixation plates to a new customer who has designed a device used for distal radius fractures.
•	The Company successfully landed an additional new orthopedic customer and has supplied implant components used in Total Knee Arthroplasty (TKA) for the customer’s FDA 510k submission.
•	The Company began production of a new plastic injection molded automotive component to be used in automobiles manufactured by a large Japanese automobile company. .
•

The Company has landed a new plastic injection molding customer and is working to transition approximately 15-20 new molds and associated molding to Micron.  The first of these transfers have occurred in the fourth quarter of 2017.

•	Successfully executed an EBITDA improvement program which is expected to continue through the fourth quarter of 2017 and into 2018.

Outlook:

“Measures to improve EBITDA began to yield results in the third quarter of 2017 including improved productivity, lower administrative costs, improved material yield, and other decreases in operating costs as compared to the second quarter of 2017. We expect these improvements to continue through the fourth quarter and into 2018 and return the Company to profitability.

Additionally, the Company engaged an investment banking firm to provide a strategic alternative analysis designed to increase shareholder value,” concluded Mr. Emma.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device

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Micron Solutions, Inc. Reports 2017 Third Quarter Results

November 13, 2017

components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to extend and/or refinance our credit facility and manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch
Chief Financial Officer
978.345.5000

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Micron Solutions, Inc. Reports 2017 Third Quarter Results

November 13, 2017

MICRON SOLUTIONS, INC.

ADJUSTED EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended		Nine Months Ended
	September		September
	2017	2016	2017	2016
Net loss	$(181)	$(69)	$(991)	$(391)
Other (income) expense	(23)	—	(57)	(1)
Interest expense	84	70	235	193
Depreciation and amortization	406	407	1,209	1,152
Share-based compensation	52	4	85	35
Non-recurring charges	78	—	78	—
Adjusted EBITDA	$416	$412	$558	$988
Adjusted EBITDA margin %	8.5%	8.8%	3.6%	6.7%

(1) Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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